Exhibit 5.1

Gary R. Henrie
Attorney at Law
Licensed and the States of Utah and Nevada
2510 E. Sunset Rd. Unit 5-779
Las Vegas, NV 89120

August 24, 2012

Nutrastar International Inc.
7/F Jinhua Mansion
41 Hanguang Street
Nangang District, Harbin 150080
People’s Republic of China

Ladies and Gentlemen:

I have acted as special Nevada counsel to Nutrastar International Inc., a Nevada corporation (the "Company"), for the purpose of issuing this opinion letter in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the registration of 1,500,000 shares of the Company’s common stock (the "Common Stock"), reserved for issuance pursuant to the terms of the Nutrastar International Inc. 2009 Equity Incentive Plan, as amended on July 23, 2012 (the "Plan").

In rendering the opinion set forth below, I have reviewed: (a) the Registration Statement; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain minutes of the board of directors; (e) the Plan: and (f) such statutes, records and other documents as I have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof and the truthfulness of statements set forth in such documents. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinions hereinafter expressed.

Based upon the foregoing, I am of the opinion that when the Common Stock has been duly issued and delivered pursuant to the terms of the Plan and Registration Statement, such shares of Common Stock will be validly and legally issued, fully paid and non-assessable and will remain validly and legally issued, fully paid and non-assessable in the hands of any subsequent purchaser. This opinion is based on Nevada general corporate law, all applicable Nevada statutory provisions and reported judicial decisions interpreting these laws.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Gary R. Henrie
Gary R. Henrie, Esq.